American States Water Company Announces a Settlement Agreement in its
Water Utility General Rate Case

San Dimas, California. . . American States Water Company (NYSE:AWR) announced that on July 12, 2024, its regulated water utility subsidiary, Golden State Water Company (GSWC) and the Public Advocates Office (Cal Advocates) at the California Public Utilities Commission (CPUC) filed a joint motion to adopt a settlement agreement between GSWC and Cal Advocates in connection with the water utility general rate case. GSWC had filed a general rate case application in August 2023 for all of its water regions and the general office to determine new rates for the years 2025 - 2027. The CPUC is scheduled to issue a decision in the water general rate case by the end of 2024 with the new rates expected to become effective January 1, 2025.
The proposed settlement agreement, if approved by the CPUC, resolves most of the issues related to the calculation of the 2025 annual revenue requirement in the general rate case application leaving only two unresolved issues discussed later. Among other things, the settlement authorizes GSWC to invest approximately $573.1 million in capital infrastructure over the three-year capital cycle in order to continue to provide safe and reliable water utility service to its customers. The $573.1 million of infrastructure investment, as settled, includes $17.7 million of advice letter capital investments to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. In addition, the settlement agreement approves $58.2 million of advice letter capital investments already under construction beginning in 2023 also to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. For all of the advice letter projects, GSWC will be allowed to accrue interest during construction at the adopted cost of debt and recover the full rate of return and all applicable components of the revenue requirement after the assets are placed in service up until the assets are placed in customer rates.
Excluding revenues for all of the advice letter capital projects discussed above, under the terms of the settlement agreement (i) GSWC’s adopted operating revenues less water supply costs (RLWSC) for 2025 are projected to increase by approximately $23 million as compared to the 2024 adopted RLWSC, and (ii) there are potential additional revenue increases of approximately $20 million for each of the years 2026 and 2027 based on inflation factors used at the time of the application filing in August 2023. The increases in 2026 and 2027 are subject to the results of an earnings test and changes to the forecasted inflationary index values. Actual increases for 2026 and 2027 will be determined when the CPUC approves the filings to implement the new rate increases, using inflationary index values applicable at that time.
The two remaining unresolved 2025 revenue requirement issues relate to the sales forecast and supply mix. In addition, four items related to GSWC’s request for certain regulatory mechanisms will be litigated and they include (i) a sales and revenue decoupling mechanism, (ii) a sales reconciliation mechanism, (iii) a supply mix adjustment mechanism, and (iv) a request to modify the existing per- and polyfluoroalkyl substances (“PFAS”) memorandum account to track carrying costs on capital investments needed to comply with the new PFAS maximum contaminant levels (monitoring and reporting required effective 2027) established by the Environmental Protection Agency. With regards to all of these unresolved issues, GSWC and Cal Advocates will file briefs with the CPUC by the end of July 2024. When the administrative law judge in the proceeding issues a proposed decision, it will address the unresolved issues along with the settlement agreement filed by GSWC and Cal Advocates.
Credit Ratings
AWR currently maintains a credit rating of A Stable with Standard and Poor’s Global Ratings (“S&P”), while GSWC maintains an A+ Stable rating with S&P and an A2 Stable rating with Moody’s Investors Service. Each of these ratings have been affirmed during 2024. These are some of the highest credit ratings in the U.S. investor-owned water utility industry.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,200 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on 12 military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.
American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 69 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s quarterly dividend rate has grown at a compound annual growth rate (“CAGR”) of 9.4% over the last five years since the third quarter of 2018 and has achieved an 8.1% CAGR in calendar dividend payments over the last ten years. The company’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.
CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707